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                                                               Exhibit (2)(a)(v)



                      SCUDDER RREEF REAL ESTATE FUND, INC.

                              ARTICLES OF AMENDMENT

            Scudder RREEF Real Estate Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: The definition of "Maximum Applicable Rate" set forth in
Section 17 of Part I of the Articles Supplementary (the "Articles Supplementary") of the Corporation relating to the Series A Auction Preferred Stock and Series B Auction Preferred Stock (as such terms are defined in the Articles Supplementary) of the Corporation is hereby amended by deleting such definition in its entirety and substituting therefor the following:

                  "Maximum Applicable Rate" means, on any date on which the Applicable Rate is determined, the greater of (i) the applicable percentage of the `AA' Composite Commercial Paper Rate on the date of such Auction and (ii) the applicable spread plus the applicable `AA' Composite Commercial Paper Rate on such date, both determined as set forth below based on the lowest of the credit ratings assigned to the Preferred Shares by Moody's, subject to upward but not downward adjustment in the discretion of the Board of Directors after consultation with the Broker-Dealers; provided that immediately following any such increase the Corporation would be in compliance with the Preferred Shares Basic Maintenance Amount.

                  Moody's           Applicable          Applicable
               Credit Rating        Percentage            Spread
               -------------        ----------            ------
            Aaa                        125%                2.50%
            Aa1 to Aa3                 150%                3.00%
            A3 or Al                   200%                3.00%
            Baa3 to Baa1               250%                3.50%
            Ba1 and Lower              300%                4.00%"


            SECOND: The definition of "Moody's Eligible Assets" set forth in
Section 17 of Part I of the Articles Supplementary is hereby amended by deleting paragraph (a)(ii) in such definition in its entirety and substituting therefor the following:

                  "(ii) Unrated debt securities issued by an issuer which: (A) has not filed for bankruptcy within the past year; (B) is current on all principal and interest on its fixed income obligations; (C) is current on all preferred stock dividends; and (D) possesses a current, unqualified auditor's report without qualified, explanatory language, which unrated debt securities of such issuer
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      held by the Corporation in an aggregate amount up to 10% of the discounted
      Moody's Eligible Assets shall be Moody's Eligible Assets;"

            THIRD: The definition of "Moody's Eligible Assets" set forth in
Section 17 of Part I of the Articles Supplementary is hereby amended by deleting paragraph (b)(i) in such definition in its entirety and substituting therefor the following:

                  "(i) the counterparty to the swap or cap transaction has a short-term rating of not less than P-1 or, if the counterparty does not have a short-term rating, the counterparty's senior unsecured long-term debt rating is A3 or higher and"

            FOURTH: The foregoing amendments to the charter of the Corporation have been approved by a majority of the entire Board of Directors of the Corporation. No stock entitled to be voted on the matter was outstanding or subscribed for at the time of the approval.

            FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



                            [SIGNATURE PAGE FOLLOWS]

                                        2
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            IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Secretary on this 9th day of January, 2004.


ATTEST:                                   SCUDDER RREEF REAL ESTATE FUND, INC.



By: /s/ John Millette                     By: /s/ Bruce Rosenblum
    ------------------------------            ---------------------------------
    John Millette                             Bruce Rosenblum
    Secretary                                 Vice President